Exhibit 99.1

COMMERCIAL METALS COMPANY REPORTS RECORD FISCAL 2004
AND FOURTH QUARTER EARNINGS; FAVORABLE CONDITIONS SHOULD
CONTINUE

     Irving, TX — October 19, 2004 — Commercial Metals Company (NYSE: CMC) today reported net earnings of $132.0 million or $4.42 per diluted share on net sales of $4.8 billion for the year ended August 31, 2004. This compares with net earnings of $18.9 million or $0.66 per diluted share on net sales of $2.9 billion last year. The previous record annual net earnings was $47.0 million achieved in 1999. Fourth quarter net earnings were a record $47.4 million or $1.56 per diluted share on net sales of $1.5 billion. This compares with $10.7 million or $0.38 per diluted share on net sales of $805 million in the fourth quarter a year ago, and is the second consecutive quarter in which net earnings exceeded those for any previous complete fiscal year.

     The current year quarter included a higher than anticipated pre-tax LIFO expense of $38.9 million ($0.83 per diluted share) compared with LIFO expense of $1.3 million ($0.03 per diluted share) in the prior year quarter. Comparable numbers for the year were $74.8 million pre-tax expense ($1.63 per diluted share) this year and $9.3 million expense ($0.21 per diluted share) in the previous year.

     CMC Chairman, President and Chief Executive Officer Stanley A. Rabin said, “We continued to benefit in the quarter from the favorable supply/demand environment for most of our businesses. We continued to achieve outstanding performance in our Recycling and Domestic Mills segments. Meanwhile, we attained strong profitability in the Marketing and Distribution segment, and results for our Polish steel manufacturing operation, CMC Zawiercie (CMCZ), remained excellent. While markets generally remained strong during the fourth quarter, they also were very volatile. Part of the volatility appeared to stem from vacillating perceptions of China’s economic growth rate and its decreased net imports for various materials and products.”

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(CMC Year End 2004 – Page 2)

Domestic Mills

     Rabin added, “Our Domestic Mills segment set all-time annual records for tons melted, rolled and shipped. The segment’s adjusted operating profit of $28.1 million for the fourth quarter was substantially higher than last year’s fourth quarter, including a pre-tax LIFO expense of $14.9 million in this year’s fourth quarter. Within the segment, quarterly adjusted operating profit for our steel minimills at $25.3 million was about 250% greater than a year earlier on the strength of much improved selling prices and strong shipments, which more than offset the steep rise in steel scrap and other input costs. On a year-to-year basis, tonnage melted for the fourth quarter was up 1% to 524,000 tons; tonnage rolled was 533,000 tons, 3% above last year’s fourth quarter; shipments decreased slightly to 595,000 tons because of lower billet sales. Fourth quarter production at the Texas mill was adversely affected by the previously reported transformer failure; purchased billets helped us meet customer demands. Our quarterly average total mill selling price was $166 per ton above last year’s relatively low level and the average selling price for finished goods was up by $163 per ton to $460 per ton. Conversely, the average scrap purchase cost rose by $61 per ton versus a year ago. Additionally, utility costs increased by $1.5 million compared with the fourth quarter last year, costs for ferroalloys were much higher, and other supplies increased as well. On balance, though, our margins rose considerably; the metal spread at $293 per ton was $104 per ton greater than the fourth quarter of last year.

     “The copper tube mill recorded an adjusted operating profit of $2.8 million compared with a modest profit in the prior year’s fourth quarter. We benefited from stronger demand from commercial as well as residential users resulting in higher selling prices and margins. Metal spreads improved fourth quarter-to-quarter by 24 cents per pound to 70 cents per pound despite the sharp rise in the underlying copper scrap price. Against the same period last year, copper tube production increased 5% while shipments declined slightly to 16.4 million pounds.”

CMCZ

     Rabin said, “It was another very strong quarter for CMCZ. The steel minimill (and related operations) in Poland generated record net sales of $166 million and recorded an adjusted operating profit of $30.5 million on a 100% owned basis. Market conditions remained favorable, although the average sales price decreased 4.2% from the third quarter to $431 per short ton. For the quarter, melted tons equaled 383,000, rolled tons equaled 281,000, and shipments totaled 364,000 tons, including billets. Meanwhile, the average scrap purchase cost decreased 3% from the third quarter to $189 per short ton, resulting in a metal spread of $242 per ton.”

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(CMC Year End 2004 – Page 3)

Fabrication

     Rabin continued, “Gross margins within the Fabrication segment were mostly higher under increasingly favorable market conditions. We recorded a slight loss for the fourth quarter in this segment in the face of a $13.1 million increase in the LIFO reserve and anticipated contract losses as we further worked through older jobs. By product area, rebar fabrication, construction-related products (CRP), steel post plants, steel joist manufacturing, and structural steel fabrication all were penalized by higher steel input costs, but aided by significant increases in selling prices and better operating levels. Shipments from our fab plants totaled 388,000 tons, 32% above the prior year’s fourth quarter while the composite average fab selling price (including stock and buyouts) increased by $168 per ton to $748 per ton.”

Recycling

     According to Rabin, “The Recycling segment recorded another fantastic quarter, primarily a result of the vibrant ferrous scrap market on 74% higher net sales dollars. This compared most favorably with the quarter a year ago; adjusted operating profit increased fourfold to $21.9 million. LIFO expense for the quarter was $2.3 million. Gross margins were significantly above last year while operating costs as a percent of sales declined 17%. Our markets were characterized by significant price volatility for our major commodities against a backdrop of continued overall strong demand for our products. Versus last year, the average ferrous scrap sales price for the quarter increased by 86% to $195 per ton, and shipments climbed 15% to 486,000 tons. The average nonferrous scrap sales price for the quarter was approximately 36% above a year ago while nonferrous shipments were 11% higher. Conversely, shipments of both ferrous and nonferrous were lower than the third quarter of fiscal 2004, while prices were 2% higher and 7% lower, respectively. The total volume of scrap processed, including all our processing plants, equaled 868,000 tons against 732,000 tons in last year’s fourth quarter.”

Marketing and Distribution

     “Adjusted operating profit of $11.8 million for the Marketing and Distribution segment was another record, 65% above last year’s already strong fourth quarter, reflecting broad-based, robust sales and higher gross margins across multiple product lines and geographic areas,” Rabin said. “This segment also recorded an increase of $8.7 million in the LIFO reserve for the fourth quarter of fiscal 2004. Sales were up, especially in the United States and Europe. China imported less steel than it had been and exported significant quantities of steel during the quarter as a result of its cooler

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(CMC Year End 2004 – Page 4)

economy. Additionally, imports of raw materials into China moderated. Our profits improved in the United States as margins and shipments in steel, aluminum, copper and stainless steel increased significantly, while sales and profits for industrial materials and products hit record levels. Our value-added downstream processing businesses continued to generate good profits.”

Accounting for Trade Finance Agreements

     Rabin said, “To facilitate certain trade transactions, we periodically utilize documentary letters of credit, advances, and non- or limited-recourse trade financing arrangements to provide assurance of payments and advanced funding to suppliers. One such agreement is reflected on our balance sheet at August 31, 2004 as trade financing with a corresponding advance to supplier in other assets. This contract was entered into in October 2003. We have determined that similar accounting should have been applied in our fiscal 2004 interim quarterly statements. No change to the consolidated statements of earnings for each quarter was required. The details of the changes in the other quarterly financial statements are disclosed in the Form 8-K at Item 4.02 filed today.”

Financial Condition

     Rabin added, “Our financial position remained strong. At year end, long-term debt as a percentage of total capitalization was 36%, and the ratio of total debt to total capitalization plus short-term debt was 38%. Both ratios include the debt of CMCZ which has recourse only to the assets of CMCZ. Our working capital was $641 million and the current ratio was 1.8. Our coverage ratios were strong.”

Outlook

     Rabin concluded, “As we look forward to fiscal 2005, we anticipate that the positive factors which have been driving our markets are sustainable and allow a continuation of healthy pricing and volume for our goods and services. Our outlook for the first quarter and year remains very positive, although we must be wary of the dampening effect of high petroleum prices as well as China’s moderating impact on commodity prices. We expect some shift in profits with a higher proportion coming from the Fabrication segment, although ferrous scrap prices firmed again in recent weeks. We anticipate first quarter LIFO diluted net earnings per share between $1.70 and $1.90. The effective tax rate in the first quarter is projected at 33%.

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(CMC Year End 2004 – Page 5)

     “A business interruption insurance claim for the previously reported transformer failure in Texas will be filed. This primary transformer has been reinstalled and is performing well. An additional claim covering a failure during start up in August 2003 of a new, higher capacity transformer at South Carolina is also being prepared. This transformer had been returned for repair by its manufacturer in Italy and is now scheduled to be reinstalled at the South Carolina mill during November 2004. Following installation and start up, the transformer should achieve originally projected increases in melt shop production. The potential recovery resulting from these claims, which may be substantial, has not been considered in our earnings estimate owing to the timing of recovery which may extend beyond the first quarter and our inability to estimate the minimum recoverable amount.”

     CMC invites you to listen to a live broadcast of its fourth quarter/year-end conference call on Tuesday, October 19, at 3:00 p.m. ET. The call will be hosted by Stan Rabin, Chairman, President and CEO, and Bill Larson, Vice President and CFO, and can be accessed via our website at www.commercialmetals.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived on CMC’s website until November 2, 2004. The replay will be accessible on the home page within two hours of the webcast. Financial and statistical information presented in the broadcast can be found on CMC’s website under “Investor Relations.”

     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.

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(CMC Year End 2004 – Page 6)

     The paragraphs under the Outlook section and heading of this news release contain forward-looking statements regarding the outlook for the Company’s financial results including net earnings, product pricing and demand, production rates, energy expense, inventory levels, tax rates, acquisitions and general market conditions. These forward-looking statements generally can be identified by phrases such as the company or its management “expects,” “anticipates,” “believe,” “ought,” “should,” “likely,” “appears,” “projected,” “forecast,” “presumes,” or other words or phrases of similar impact. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management’s current opinion. Developments that could impact the Company’s expectations include interest rate changes, construction activity, metals pricing over which the Company exerts little influence, increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing, court decisions, industry consolidation or changes in production capacity or utilization, global factors including political and military uncertainties, credit availability, currency fluctuations, energy prices, disputes as to insurance coverage or the extent of lost income subject to reimbursement which could result in a lengthy delay or failure to obtain recovery under business interruption insurance, and decisions by governments impacting the level of steel imports and pace of overall economic activity, particularly China.

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(CMC Year End 2004 – Page 7)

	Three months ended		Fiscal year ended
(Short Tons in Thousands)	8/31/04	8/31/03	8/31/04	8/31/03

Domestic Steel Mill Rebar Shipments	247	276	1,014	1,007
Domestic Steel Mill Structural and Other Shipments	347	332	1,387	1,277
CMCZ Shipments	364	—	1,082	—

Total Mill Tons Shipped	958	608	3,483	2,284
Average FOB Mill Domestic Selling Price (Total Sales)	$455	$289	$379	$278
Average FOB Mill Domestic Selling Price (Finished Goods Only)	$460	$297	$385	$287
Average Domestic Ferrous Scrap Purchase Price	$162	$100	$149	$97
Average FOB Mill CMCZ Selling Price (Total Sales)	$431	—	$380	—
Average CMCZ Ferrous Scrap Purchase Price	$189	—	$179	—
Fab Plant Rebar Shipments	275	195	890	663
Fab Plant Structural, Joist, and Post Shipments	113	99	421	365

Total Fabrication Tons Shipped	388	294	1,311	1,028
Average Fab Selling Price (Excluding Stock & Buyout Sales)	$717	$542	$626	$536
Domestic Scrap Metal Tons Processed and Shipped	868	732	3,411	2,811

BUSINESS SEGMENTS
(in thousands)

	Three months ended		Fiscal year ended
	8/31/04	8/31/03	8/31/04	8/31/03
Net Sales:
Domestic Mills	$321,662	$213,832	$1,109,236	$770,053
CMCZ	166,461	—	427,141	—
Fabrication	328,919	212,419	1,047,321	742,638
Recycling	209,768	120,871	774,175	441,444
Marketing and Distribution	602,281	317,457	1,881,783	1,149,697
Corporate and Eliminations	(166,037)	(59,841)	(471,329)	(227,947)

Total Net Sales	$1,463,054	$804,738	$4,768,327	$2,875,885

Adjusted Operating Profit (Loss):
Domestic Mills	$28,066	$10,932	$84,156	$19,664
CMCZ	30,533	—	69,318	—
Fabrication	(248)	2,227	7,288	701
Recycling	21,908	4,685	67,887	15,206
Marketing and Distribution	11,841	7,163	39,427	21,784
Corporate and Eliminations	(5,332)	(3,764)	(26,394)	(11,039)

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(CMC Year End 2004 - Page 8)
COMMERCIAL METALS COMPANY
Fourth Quarter and Year Operating Results (Unaudited)
(in thousands except share data)

	Three months ended August 31,
	2004	2003
Net sales	$1,463,054	$804,738
Costs and Expenses:
Cost of goods sold	1,275,684	719,098
Selling, general and administrative expenses	101,669	64,471
Interest expense	8,376	3,904

	1,385,729	787,473

Earnings Before Income Taxes and Minority Interests	77,325	17,265
Income Taxes	23,255	6,521

Earnings Before Minority Interests	54,070	10,744
Minority Interests	6,716	—

Net Earnings	$47,354	$10,744

Basic earnings per share	$1.62	$0.38
Diluted earnings per share	$1.56	$0.38
Cash dividends per share	$0.10	$0.08
Average basic shares outstanding	29,259,344	27,957,659
Average diluted shares outstanding	30,364,525	28,485,903

	Fiscal Year ended August 31,
	2004	2003
Net sales	$4,768,327	$2,875,885
Costs and Expenses:
Cost of goods sold	4,160,726	2,586,845
Selling, general and administrative expenses	367,550	243,308
Interest expense	28,104	15,338

	4,556,380	2,845,491

Earnings Before Income Taxes and Minority Interests	211,947	30,394
Income Taxes	65,055	11,490

Earnings Before Minority Interests	146,892	18,904
Minority Interests	14,871	—

Net Earnings	$132,021	$18,904

Basic earnings per share	$4.59	$0.67
Diluted earnings per share	$4.42	$0.66
Cash dividends per share	$0.34	$0.32
Average basic shares outstanding	28,767,957	28,202,979
Average diluted shares outstanding	29,844,339	28,605,595

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(CMC Year End 2004 - Page 9)
COMMERCIAL METALS COMPANY
Consolidated Condensed Balance Sheets (Unaudited)
(in thousands)

	August 31,
	2004	2003
Assets
Current Assets:
Cash and cash equivalents	$123,559	$75,058
Accounts receivable	607,005	397,490
Inventories	645,484	310,816
Other	48,184	68,902

Total Current Assets	1,424,232	852,266
Net Property, Plant and Equipment	451,490	373,628
Goodwill	30,542	6,837
Other Assets	81,782	50,524

	$1,988,046	$1,283,255

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable – trade	$385,108	$225,705
Accounts payable – documentary letters of credit	116,698	74,782
Accrued expenses and other payables	248,790	126,971
Income taxes payable	11,343	1,718
Notes payable – CMCZ	530	—
Short-term trade financing arrangements	9,756	23,025
Current maturities of long-term debt	11,252	640

Total Current Liabilities	783,477	452,841
Deferred Income Taxes	50,433	44,418
Other Long-Term Liabilities	39,568	24,066
Long-Term Trade Financing Arrangement	14,233	—
Long-Term Debt	393,368	254,997
Minority interests	46,340	—
Stockholders’ Equity	660,627	506,933

	$1,988,046	$1,283,255

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(CMC Year End 2004 - Page 10)
COMMERCIAL METALS COMPANY
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	August 31,
	2004	2003
Cash Flows From (Used By) Operating Activities:
Net earnings	$132,021	$18,904
Adjustments to reconcile net earnings to cash from (used by) operating activities:
Depreciation and amortization	71,044	61,203
Minority interests	14,871	—
Asset impairment charges	6,583	630
Provision for losses on receivables	6,154	5,162
Tax benefits from stock plans	6,148	330
Loss on reacquisition of debt	3,072	—
Deferred income taxes	2,142	11,568
Net gain on sale of assets and other	(1,319)	(886)
Changes in operating assets and liabilities, net of effect of acquisitions and sale of SMI-Owen:
Accounts receivable	(223,845)	(65,736)
Accounts receivable sold	77,925	18,662
Inventories	(290,474)	(36,351)
Other assets	10,001	5,042
Accounts payable, accrued expenses, other payables and incomes taxes	223,968	(2,947)
Other long-term liabilities	11,403	(1,275)

Net Cash Flows From Operating Activities	49,694	14,306
Cash Flows From (Used by) Investing Activities:
Purchases of property, plant and equipment	(51,889)	(49,792)
Sales of property, plant and equipment	3,192	1,388
Acquisitions of CMCZ and Lofland, net of cash acquired	(99,401)	—
Acquisitions of other businesses, net of cash acquired	(2,110)	(13,416)

Net Cash Used By Investing Activities	(150,208)	(61,820)
Cash Flows From (Used By) Financing Activities:
Increase in documentary letters of credit	41,916	9,930
Proceeds from trade financing arrangements	35,307	15,000
Payments on trade financing arrangements	(34,343)	(9,175)
Short-term borrowings, net change	(702)	—
Proceeds from issuance of long-term debt	238,400	—
Payments on long-term debt	(132,680)	(373)
Stock issued under incentive and purchase plans	19,530	6,216
Treasury stock acquired	(4,586)	(14,610)
Dividends paid	(9,764)	(9,039)
Debt reacquisition and issuance costs	(4,989)	—

Net Cash From (Used By) Financing Activities	148,089	(2,051)
Effect of Exchange Rate Changes on Cash	926	226

Increase (Decrease) in Cash and Cash Equivalents	48,501	(49,339)
Cash and Cash Equivalents at Beginning of Year	75,058	124,397

Cash and Cash Equivalents at End of Year	$123,559	$75,058

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(CMC Year End 2004 - Page 11)
COMMERCIAL METALS COMPANY
Non-GAAP Financial Measures (Unaudited)
(in thousands)

This press release uses financial statement measures not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are provided below.

EBITDA:

Earnings before interest expense, income taxes, depreciation and amortization.

EBITDA is a non-GAAP liquidity measure. It excludes Commercial Metals Company’s largest recurring non-cash charge, depreciation and amortization. As a measure of cash flow before interest expense, it is one guideline used to assess the Company’s ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. EBITDA to interest is a covenant test in certain of the Company’s note agreements.

For the year ended August 31, 2004:
Net earnings	$132,021
Interest expense	28,104
Income taxes	65,055
Depreciation and amortization	71,044

EBITDA	$296,224

EBITDA to interest coverage for the year ended August 31, 2004:
     $296,224 / 28,104 = 10.5

Total Capitalization:

Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at August 31, 2004 to the nearest GAAP measure, stockholders’ equity:

Stockholders’ equity	$660,627
Long-term debt	407,601
Deferred income taxes	50,433

Total capitalization	$1,118,661

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(CMC Year End - page 12)
COMMERCIAL METALS COMPANY
Non-GAAP Financial Measures (Unaudited)
(in thousands)

Other Financial Information

Long-term debt to cap ratio as of August 31, 2004:

Debt divided by capitalization

     $407,601 / 1,118,661 = 36.4%

Total debt to cap plus short-term debt ratio as of August 31, 2004:

     $429,139 / (1,118,661 + 21,538) = 37.6%

Current ratio as of August 31, 2004:
Current assets divided by current liabilities
     $1,424,232 / 783,477 = 1.82

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Contact:	Debbie Okle Director, Public Relations 214.689.4354

2005-07